Exhibit 99.3

Subject to FRE 408 / For Discussion Purposes Only / Confidential

Akin team,

Below please the Company’s issues list in response to the Ad Hoc Group’s December 8 restructuring term sheet. The below remains subject to ongoing review and revision in all respects. Let us know if you would like to discuss.

Consensual Scenario Issues List:

•	Take-back debt prepayable (in whole or in part) for 24 mos. at par; thereafter 101.

•	Interest rate of New Notes at [TBD]%.

•	Reinstate 20% warrant package or a suitable alternative, to be determined.

•	MIP set at 10%.

•	Ad Hoc Group to agree that employment agreements will be assumed.

•	Company and advisors to review noteholder ability to trade claims to get cash recovery.